                            SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
  1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Strayer Education, Inc.
      -----------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


                           Strayer Education, Inc.
      -----------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

       -----------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

       -----------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1/

       -----------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

       -----------------------------------------------------------------------

    1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount previously paid:

       -----------------------------------------------------------------------


    2) Form, Schedule or Registration Statement No.:

       -----------------------------------------------------------------------


    3) Filing Party:

       -----------------------------------------------------------------------


    4) Date Filed:


       -----------------------------------------------------------------------


Notes:
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





                            STRAYER EDUCATION, INC.
                          1025 FIFTEENTH STREET, N.W.
                            WASHINGTON, D.C.  20005
                                 (202) 408-2424



Dear Stockholder:

         You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Strayer Education, Inc., a Maryland corporation, to be held at 10:00 a.m. local time on May 19, 1997, at the Hyatt Regency Crystal City, 2799 Jefferson Davis Highway, in Arlington, Virginia.

         The matters to be considered at the meeting are described in the accompanying Proxy Statement. Regardless of your plans for attending in person, it is important that your shares be represented at the meeting. On behalf of the Board of Directors, I urge you to please complete, sign, date and return the enclosed proxy card in the enclosed stamped envelope. Signing this proxy will not prevent you from voting in person should you be able to attend the meeting, but will assure that your vote is counted, if, for any reason, you are unable to attend. If you wish to give a proxy to someone other than the persons named on the enclosed proxy form, you may cross out their names and insert the name of some other person who will be at the meeting. The signed proxy form should be given to that person for his or her use at the meeting.
If your shares are held in the name of a broker, you should obtain a letter of identification from your broker and bring it to the meeting. In order to vote personally shares held in the name of your broker you must also obtain from the broker a proxy issued to you.

         We look forward to seeing you at the 1997 Annual Meeting of Stockholders.

                                        Sincerely,

                                        /s/ RON K. BAILEY

                                        Ron K. Bailey
                                        President

April __, 1997

                            STRAYER EDUCATION, INC.
                          1025 FIFTEENTH STREET, N.W.
                            WASHINGTON, D.C.  20005
                                 (202) 408-2424

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


         The 1997 Annual Meeting of Stockholders of Strayer Education, Inc., will be held at the Hyatt Regency Crystal City, 2799 Jefferson Davis Highway, in Arlington, Virginia, on May 19, 1997, at 10:00 a.m. for the following purposes:

         1. To elect nine (9) directors to the Board of Directors to serve for a term of one year and until their respective successors are elected and qualified.

         2. To consider and act upon an amendment to the Corporation's Articles of Incorporation increasing the authorized number of shares of common stock from 20,000,000 to 50,000,000.

         3. To consider and act upon such other business as may properly come before the meeting.

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

                       By Order of the Board of Directors

                       /s/ GLENDA S. HARDISON

                       Glenda S. Hardison
                       Secretary


Washington, D.C.
April __, 1997

                            STRAYER EDUCATION, INC.
                          1025 FIFTEENTH STREET, N.W.
                            WASHINGTON, D.C.  20005
                                 (202) 408-2424

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 19, 1997

    This Proxy Statement is furnished on or about April __, 1997, to stockholders of Strayer Education, Inc. (the "Corporation"), 1025 Fifteenth Street, N.W., Washington, D.C. 20005, in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the 1997 Annual Meeting of Stockholders (the "Annual Meeting"). The Annual Meeting will be held at 10:00 a.m. local time on May 19, 1997, at the Hyatt Regency Crystal City, 2799 Jefferson Davis Highway, in Arlington, Virginia.

    The cost of soliciting proxies will be borne by the Corporation. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Corporation's Common Stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by the Corporation by mail or by personal interview, telephone and telegraph by officers and other management employees of the Corporation, who will receive no additional compensation for their services.

    Any stockholders giving a proxy pursuant to this solicitation may revoke it at any time prior to exercise of the proxy by giving notice of such revocation to the Secretary of the Corporation at its executive offices at 1025 Fifteenth Street, N.W., Washington, D.C. 20005, or by attending the meeting and voting in person.

    At the close of business on April 4, 1997, there were 9,450,000 shares of the Common Stock of the Corporation outstanding and entitled to vote at the meeting. Only stockholders of record on April 4, 1997, will be entitled to vote at the meeting, and each share will have one vote.


                               VOTING INFORMATION

    At the Annual Meeting votes will be counted by written ballot. A majority of the shares entitled to vote will constitute a quorum for purposes of the Annual Meeting. The election of the Board of Directors' nominees for directors will require the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote in the election of directors. Approval of the proposed amendment to the Corporation's Articles of Incorporation and any other business which may properly come before the Annual Meeting, or any adjournments thereof, will require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon. Under Maryland law and the Corporation's Articles of Incorporation and By-laws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the Annual Meeting, whether those stockholders vote "For", "Against" or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of such matters, and the total number of votes cast "For" each of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote "Against" the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently. Broker non-votes will have the effect of reducing the number of shares considered present and entitled to vote on the matter.

    A stockholder may, with respect to the election of directors, (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy card.

    Proxies properly executed and received by the Corporation prior to the meeting and not revoked, will be voted as directed therein on all matters presented at the meeting. In the absence of specific direction from a stockholder, proxies will be voted for the election of all named director nominees. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares may be considered present and entitled to vote on other proposals and will count for the purpose of determining the presence of a quorum.


                                   PROPOSAL I
                             ELECTION OF DIRECTORS

    Nine directors are to be elected. It is intended that the votes represented by the proxies will be cast for the election as directors (for a term of one year or until their successors are chosen and qualified) of the persons listed below. Each of the nominees is currently a director of the Corporation.

    The following table presents information concerning persons nominated for election as directors of the Corporation, including their current membership on committees of the Board of Directors, principal occupations or affiliations during the last five years and certain other directorships held.

                             NOMINEES FOR DIRECTORS

Ron K. Bailey . . . . . . . . . . . . . . . . . .  Member - Executive Committee.  Mr. Bailey, age 56, is the President and Treasurer
                                                   of the Corporation.  Mr. Bailey has been the President and a trustee of Strayer
                                                   College, Inc. (the "College"), a subsidiary of the Corporation, since 1989 and the President and a director of Education Loan Processing, Inc. ("ELP"),  the other subsidiary of the Corporation, since its formation in 1994.  From 1980 to
                                                   1989, Mr. Bailey held a variety of administrative positions with the College, including the position of Vice President of the College.  Before assuming his first full-time position with the College in 1980, Mr. Bailey was a part-time faculty member of the College and served as Director of Data Processing of the
                                                   National Association of Home Builders.


Stanley G. Elmore . . . . . . . . . . . . . . . .  Member - Executive Committee.  Projects and Programs Manager, Citibank
                                                   Mid-Atlantic, since 1989. Mr. Elmore, age 55, has been a director and
                                                   Chairman of the Board of Directors of the Corporation since July 1996. Mr.
                                                   Elmore has been the Chairman of the Board of Trustees of the College since
                                                   1989.


Todd A. Milano  . . . . . . . . . . . . . . . . .  Member - Compensation Committee.  President and Chief Executive Officer of
                                                   Central Pennsylvania Business School since 1989.  Mr. Milano, age 44, has been a director of the Corporation since July 1996 and the Vice Chairman of the Board of Trustees of the College since 1992.

Dr. Jennie D. Seaton  . . . . . . . . . . . . . .  Member - Executive Committee.  Dr. Seaton is retired and was an Assistant Dean of Virginia Commonwealth University from 1975 to 1994.  Dr. Seaton, age 67, has been a director of the Corporation since July 1996 and has been a member of the
                                                   Board of Trustees of the College since 1990.


Roland Carey  . . . . . . . . . . . . . . . . . .  Member - Audit Committeee.  Instructor, Carl Sandburg School, for more than five years.  Mr. Carey, age 57, has been a director of the Corporation since July
                                                   1996 and a member of the Board of Trustees of the College since 1990.


Donald T. Benson  . . . . . . . . . . . . . . . .  Member - Compensation Committee.  Vice President, Human Resources, of Aetna Life
                                                   insurance Company since 1992.  From 1976  to 1992, Mr. Benson was Senior Vice resident, Human Resources, of Connecticut General Insurance Corp. (Cigna).  Mr.
                                                   Benson, age 53, has been a director of the Corporation since July 1996 and has been a member of the Board of Trustees of the College since 1992.


G. Thomas Waite, III  . . . . . . . . . . . . . .  Member - Audit Committee.  Treasurer, Humane Society of the United States, since
                                                   1993.  In 1992, Mr. Waite was the Director of Commercial Management of The
                                                   National Housing Partnership.  As a result of the insolvency of a real estate partnership in which Mr. Waite served as a general partner, Mr. Waite filed for protection from creditors under Chapter 11 of the Federal Bankruptcy Code in
                                                   1993, which subsequently was converted to a Chapter 7 filing in 1993.  Mr.
                                                   Waite, age 45, has been a director of the Corporation since July 1996 and has been a member of the Board of Trustees of the College since 1994.


Dr. Donald Stoddard . . . . . . . . . . . . . . .  Member - Audit Committee.  Professor, Department of English, Anne Arundel
                                                   Community College, since 1990.  From 1979 to 1990, Dr. Stoddard was the
                                                   Coordinator, Collegiate Institutional Approval, of the Maryland Higher Education
                                                   Commission.  Dr. Stoddard, age 60, has been a director of the Corporation since
                                                   July 1996 and has been a member of the Board of Trustees of the College since
                                                   1995.



Dr. Charlotte Beason  . . . . . . . . . . . . . .  Member - Compensation Committee.  Nurse at the U.S. Department of Veterans
                                                   Affairs/Health Care Reform Office, since 1992. Dr. Beason, age 49, has been a director of the Corporation since July 1996 and has been a member of the Board of Trustees of the College since 1995.


BOARD COMMITTEES

         The Board of Directors has established an Audit Committee, an Executive Committee and a Compensation Committee and has no nominating committee. Selection of nominees for the Board is made by the entire Board of Directors.

         The Audit Committee is composed of Messrs. Carey and Waite and Dr. Stoddard. The Audit Committee is responsible for reviewing the internal accounting procedures of the Corporation and the results and scope of the audit and other services provided by the Corporation's independent auditors, consulting with the Corporation's independent auditors and recommending the appointment of independent auditors to the Board of Directors. The Audit Committee met once during the year ended December 31, 1996; each member of the Audit Committee attended this meeting.

         The Compensation Committee is composed of Messrs. Milano and Benson and Dr. Beason. The Compensation Committee has the authority and performs all of the duties related to the compensation of management of the Corporation, including determining policies and practices, changes in compensation and benefits for management, determination of employee benefits and all other matters relating to employee compensation, including matters relating to the administration of the Corporation's 1996 Stock Option Plan (the "Option Plan"). The Compensation Committee met once during the year ended December 31, 1996; each member of the Compensation Committee attended this meeting.

ATTENDANCE AT MEETINGS

         During the year ended December 31, 1996, the Board of Directors held two meetings, which were attended by all of the directors.

DIRECTORS' FEES

         Directors are reimbursed for expenses incurred in connection with their attendance at Board and Committee meetings, but currently receive no compensation for serving as directors. Non-employee directors have also received options to purchase an aggregate of 39,000 shares of Common Stock under the Option Plan.

REPORTS OF BENEFICIAL OWNERSHIP

         The Securities Exchange Act of 1934 requires the Corporation's directors, executive officers and 10% stockholders to file reports of beneficial ownership of equity securities of the Corporation and to furnish copies of such reports to the Corporation. Based on a review of such reports, the Corporation believes that, during the fiscal year ended December 31, 1996, all such filing requirements were met, except that Mr. Waite and Dr. Beason each were late in filing Forms 5 for the year ended December 31, 1996.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth certain information regarding the ownership of Common Stock as of March 15, 1997, by each person known by the Corporation to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock, each director of the Corporation, and all executive officers and directors as a group. The information presented in the table is based upon the most recent filings with the Securities and Exchange Commission by such persons or upon information otherwise provided by such persons to the Corporation.


NAMES OF BENEFICIAL                            SHARES BENEFICIALLY
OWNERS                                         OWNED (1)                     PERCENTAGE OWNED
------------------                             -------------------           ----------------

Ron K. Bailey and Beverly W. Bailey . .          5,900,000                          62.4%

Putnam Investments, Inc. (2)  . . . . .            975,679                          10.3
One Post Office Square
Boston, Massachusetts  02109

Stanley G. Elmore . . . . . . . . . . .                  0                              *
Todd A. Milano  . . . . . . . . . . . .              4,540                              *
Jennie D. Seaton  . . . . . . . . . . .                  0                              *
Roland Carey  . . . . . . . . . . . . .                  0                              *
Donald T. Benson  . . . . . . . . . . .                600                              *
G. Thomas Waite, III  . . . . . . . . .                  0                              *
Donald Stoddard . . . . . . . . . . . .                300                              *
Charlotte Beason  . . . . . . . . . . .                  0                              *

All directors and executive officers
   as a group (10 persons)  . . . . . .          5,905,440                          62.5%

--------------------

     *Less than one percent



(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrant but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Based on a Schedule 13G filed with the Securities and Exchange Commission on January 31, 1997. These securities are owned by various institutional investors that are clients of investment adviser subsidiaries of Putnam Investments, Inc. ("PI"), a wholly-owned subsidiary of Marsh & McClennan Companies, Inc. ("M&MC"). For purposes of reporting requirements of the Securities Exchange Act of 1934, PI and M&MC are each deemed to be beneficial owners of these securities; however, each of PI and M&MC expressly disclaims beneficial ownership.

                                  COMPENSATION
EXECUTIVE COMPENSATION

         The following table sets forth annual and long-term compensation for the fiscal years ended December 31, 1994, 1995 and 1996 for services in all capacities to the Corporation of the Chief Executive Officer. None of the Corporation's other executive officers received a total annual salary and bonus in excess of $100,000 during such periods.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                    ANNUAL COMPENSATION                      COMPENSATION AWARDS
                                    -------------------                      -------------------

                                                                       SECURITIES
NAME AND                                                               UNDERLYING          ALL OTHER
POSITION                      YEAR    SALARY       BONUS              OPTIONS/SAR'S      COMPENSATION(2)
--------                      ----    -------      ------             -------------      ---------------

Ron K. Bailey
President                     1995     $150,000  $6,175,000(1)            3/4                 $3,181
                              1996     $150,000      ----                 3/4                 $3,138

-------------------------------

(1) The bonus was withheld for payments by Mr. Bailey in respect of income taxes on undistributed S Corporation income of the College. Other compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of such perquisites and other personal benefits constituted less than $50,000 or 10% or Mr. Bailey's total annual salary and bonus.

(2) Reflects (i) $3,043 and $3,000 in matching contributions made by the College to the College's 401(k) plan for Mr. Bailey in 1995 and 1996, respectively, and (ii) $138 in premiums paid by the College for life insurance for Mr. Bailey in each of 1995 and 1996.



OPTION GRANTS

     The Option Plan was adopted in July 1996. There were no options granted to the Chief Executive Officer during the year ended December 31, 1996.

PERFORMANCE GRAPH

         The following performance graph compares the Corporation's cumulative stockholder return on its Common Stock since the Corporation's initial public offering on July 25, 1996 with the S&P 500 Composite Index and a self-determined peer group consisting of Apollo Group Inc., ITT Educational Services Inc., Devry Inc. and Whitman Education Group Inc. At present there is no comparative index for the education industry. Although the Securities and Exchange Commission ("SEC") requires the Corporation to present such a graph for a five-year period, the Common Stock has been publicly traded only since July 25, 1996 and, as a result, the following graph commences as of such date. This graph is not deemed to be "soliciting material" or to be filed with the SEC or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Act of 1934 ("1934 Act"), and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933 or the 1934 Act.


 Date                Company Index      Market Index            Peer Index
 07/29/96               100.000           100.000                 100.000
 07/31/96               101.163           101.385                 104.658
 08/30/96               145.349           103.611                 102.989
 09/30/96               152.326           109.417                 104.758
 10/31/96               179.753           112.420                 109.523
 11/29/96               210.101           121.009                  97.713
 12/31/96               215.354           118.622                 117.163


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors has furnished the following report on its policies with respect to the compensation of executive officers. The report is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules or to the liabilities of Section 18 of the 1934 Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1993 or the 1934 Act.

         The Corporation's Board of Directors established the Compensation Committee in July 1996, and the Committee will determine and act upon compensation decisions as described below in 1997 and future years. Decisions on compensation of the Corporation's executives officers generally will be made by the Compensation Committee of the Board of Directors. No member of the Compensation Committee is an employee of the Corporation. During 1996, the Committee consisted of Messrs. Milano and Benson and Dr. Beason. All decisions by the Compensation Committee relating to the compensation of the Corporation's executive officers will be reviewed by its full Board, except for decisions concerning grants under the Option Plan, which will be made solely by the Committee in order for the grants to satisfy certain requirements under the 1934 Act.

Compensation Policies Toward Executive Officers

         The Compensation Committee believes that the Corporation's executive compensation policies and programs serve the interests of the Corporation and its stockholders. The Compensation Committee's executive compensation policies are intended to provide competitive levels of compensation that reflect the Corporation's annual and long-term performance goals, reward superior corporate performance, recognize individual initiative and achievements, and assist the Corporation in attracting and retaining qualified executives. Compensation levels are based on a number of factors, including a comparison of compensation levels with other educational institutions. The Board of Directors and the Compensation Committee also believe that longer-term incentives are appropriate to motivate and retain key personnel and that stock ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value.

         Long-Term Stock Option Incentives. The Option Plan provides for the grant of options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to full time employees as well as the grant of non-qualifying options to directors and employees of the Corporation. The Option Plan authorizes the issuance of up to 1,000,000 shares of Common Stock pursuant to options granted under the Option Plan (subject to anti-dilution adjustments in the event of a stock split, recapitalization or similar transaction). The Compensation Committee of the Board of Directors administers the Option Plan.

         The option exercise price for incentive stock options granted under the Option Plan may not be less than 100% of the fair market value of the shares granted on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding shares). The option exercise price for non-incentive stock options granted under the Plan may not be less than par value of the shares on the date of grant of the option. The maximum option term is 10 years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding shares). Options may be exercised at any time after grant, except as otherwise provided in the particular option agreement. Options covering no more than 500,000 shares may be granted to any officer or other employee during the term of the Option Plan. There is also a $100,000 limit on the value of shares granted (determined at the time of grant) covered by incentive stock options that first become exercisable by an optionee in any calendar year.

         Payment for shares of Common Stock purchased under the Option Plan may be made either in cash or, if permitted by the particular option agreement, by
(i) exchanging Common Stock with a fair market value equal to the total option exercise price or (ii) by authorizing the Corporation to withhold whole shares then issuable upon exercise of the option with a fair market value equal to the total option exercise price, and cash for any difference. Options may, if permitted by the particular option agreement, be exercised by directing that certificates for the shares purchased be delivered to a licensed broker as agent for the optionee, provided that the broker tenders to the

Corporation cash or cash equivalents equal to the option exercise price plus the amount of any taxes that the Corporation may be required to withhold in connection with the exercise of the option.

         Options granted under the Option Plan are not transferable and may be exercised only by the optionee during his or her lifetime. If any optionee's employment with the Corporation terminates by reason of death or permanent and total disability, the optionee's options, whether or not then exercisable, may be exercised within one year after such death or disability unless otherwise provided in the option agreement (but not later than the date the option would otherwise expire). If the optionee's employment terminates for any reason other than death or disability, options held by such optionee terminate upon such termination unless otherwise provided in the option agreement or approved by the Compensation Committee (but not later than the date the option would otherwise expire). The Compensation Committee may extend the period during which the option may be exercised (but not later than the date the option would otherwise expire) by so providing in the option agreement. The options will terminate within a specified time after the optionee's termination of employment with the Corporation.

         Any options forfeited pursuant to the vesting provisions of the Option Plan (or other limitations on exercise described above) will again be available for award under the Option Plan.

         The Option Plan provides for formula grants of options to non-employee directors (an "Eligible Director"). At the time of the Corporation's initial public offering, each Eligible Director was granted an initial option to purchase a number of shares of Common Stock equal to 1,000 times the number of years the Eligible Director served as a trustee of the College. Each Eligible Director will also be granted an additional option to purchase 1,000 shares of Common Stock immeduately after each of the subsequent annual meetings of the Corporation's stockholders if the Eligible Director continues to be an Eligible Director. Options granted to Eligible Directors under the Option Plan may be exercised with respect to the shares subject to such option one year after the option is granted. All options expire five years after the date of grant.

         Upon any dissolution or liquidation of the Corporation, or upon a reorganization, merger or consolidation in which the Corporation is not the surviving corporation, or upon the sale of all or substantially all of the assets of the Corporation to another corporation, or upon any transaction approved by the Board of Directors which results in any person or entity owning 80% or more of the total combined voting power of all classes of stock of the Corporation, the Option Plan and the options issued thereunder will terminate, unless provision is made in connection with such transaction for the continuation of this Option Plan and/or the assumption of the options or for the substitution for such options of new options covering the stock of a successor corporation or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and the per share exercise price. In the event of such termination, all outstanding options will be exercisable in full during such period immediately prior to the occurrence of such termination as the Board of Directors in its discretion will determine.

         The Board of Directors may amend the Option Plan with respect to shares of Common Stock as to which options have not been granted. However, the Corporation's stockholders must approve any amendment that would (i) change the requirements as to eligibility to receive options; (ii) materially increase the benefits accruing to participants under the Option Plan; or (iii) materially increase the number of shares of Common Stock that may be sold pursuant to options granted under the Option Plan (except for adjustments upon changes in capitalization).

         The Board of Directors at any time may terminate or suspend the Plan. Unless previously terminated, this Plan will terminate automatically on July 24, 2006, the tenth anniversary of the date of adoption of the Option Plan by the Board of Directors. No termination, suspension or amendment of this Plan may, without the consent of the optionee to whom an option has been granted, adversely affect the rights of the holder of the option.

         Federal Income Tax Consequences of the Stock Option Plan. The grant of an option is not a taxable event for the optionee or the Corporation. With respect to "incentive stock options," an optionee will not recognize taxable income upon grant or exercise of an incentive option, and any gain realized upon a disposition of shares received pursuant to the exercise of an incentive option will be taxed as long-term capital gain if the optionee holds the shares for at least two years after the date of grant and for one year after the date of exercise. However, the excess of the fair market value of the shares of Common Stock subject to an incentive option on the exercise date over the option exercise price will be included in the optionee's alternative minimum taxable income in the year of exercise (except that, if the optionee is subject to certain securities law restrictions, the determination of the amount included in alternative minimum taxable income may be delayed, unless the optionee elects within 30 days following exercise to have income determined without regard to such restrictions) for purposes of the alternative minimum tax. This excess increases the optionee's basis in the Common Stock for purposes of the alternative minimum tax but not for purposes of the regular income tax. An optionee may be entitled to a credit against regular tax liability in future years for minimum taxes paid with respect to the exercise of incentive options (e.g., for a year in which the shares are sold at a gain). The Corporation and its subsidiaries will not be entitled to any business expense deduction with respect to the grant or exercise of an incentive option, except as discussed below.

         For the exercise of an incentive option to qualify for the foregoing tax treatment, the optionee generally must be an employee of the Corporation or a subsidiary from the date the option is granted through a date within three months before the date of exercise. In the case of an optionee who is disabled, this three-month period is extended to one year. In the case of an employee who dies, the three-month period and the holding period for Common Stock received pursuant to the exercise of the option are waived.

         If all of the requirements for incentive option treatment are met except for the special holding period rules set forth above, the optionee will recognize the ordinary income upon the disposition of the Common Stock in an amount equal to the excess of the fair market value of the shares at the time the option was exercised over the option exercise price. However, if the optionee was subject to certain restrictions under the securities laws at the time the option was exercised, the measurement date may be delayed, unless the optionee has made a special tax election within 30 days after the date of exercise to have taxable income determined without regard to such restrictions. The balance of the realized gain, if any, will be long- or short-term capital gain, depending upon whether or not the shares of Common Stock were sold more than one year after the option was exercised. If the optionee sells the shares prior to the satisfaction of the holding period rules but at a price below the fair market value of the Common Stock at the time the option was exercised (or other applicable measurement date), the amount of ordinary income (and the amount included in alternative minimum taxable income, if the sale occurs during the same year as the option was exercised) will be limited to the excess of the amount realized on the sale over the option exercise price. If the Corporation complies with applicable reporting (if any) and other requirements, it will be allowed a business expense deduction to the extent the optionee recognizes ordinary income.

         If, pursuant to an option agreement, an optionee exercises an incentive option by tendering shares with a fair market value equal to part or all of the option exercise price, the exchange of shares of Common Stock will be treated as a nontaxable exchange (except that this treatment would not apply if the optionee had acquired the shares being transferred pursuant to the exercise of an incentive option and had not satisfied the special holding period requirements summarized above). If the exercise is treated as a tax free exchange, the optionee would have no taxable income from the exchange and exercise (other than minimum taxable income as discussed above) and the tax basis of the shares exchanged would be treated as the substituted basis for the shares received. These rules would not apply if the optionee used shares of Common Stock received pursuant to the exercise of an incentive option (or another statutory option) as to which the optionee had not satisfied the applicable holding period requirement. In that case, the exchange would be treated as a taxable disqualifying disposition of the exchanged shares, with the result that the excess of the fair market value of the shares tendered over the optionee's basis in the shares would be taxable.

         Upon exercising a non-qualifying (i.e. non-incentive) option, an optionee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise (except that, if the optionee is subject to certain restrictions imposed by the securities laws, the measurement date may be delayed, unless the optionee makes a special tax election within 30 days after exercise to have income determined without regard to the restrictions). If the Corporation complies with applicable reporting requirements, it will be entitled to a business expense deduction in the same amount. Upon a subsequent sale or exchange of shares of Common Stock acquired pursuant to the exercise of a non-incentive option, the optionee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

         If, pursuant to an option agreement, the optionee surrenders Common Stock in payment of part or all of the exercise price for non-qualifying options, no gain or loss will be recognized with respect to the shares surrendered (regardless of whether the shares were acquired pursuant to the exercise of an incentive option) and the optionee will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The basis of the shares surrendered will be treated as the substituted tax basis for an equivalent number of option shares received and the new shares will be treated as having been held for the same holding period as had expired with respect to the transferred shares. However; the fair market value of any shares of Common Stock received in excess of the number of shares surrendered (i.e., the difference between the aggregate option exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option) will be taxed as ordinary income.
Under current federal income tax law, for 1993 and subsequent years, the highest tax rate on ordinary income is 39.6% and long-term capital gains are subject to a maximum tax rate of 28%. Gain on a sale of stock acquired as a consequence of the exercise of an option should qualify as long-term if the stock has been held for more than one year (after exercise). Because of certain provisions in the law relating to the "phase out" of personal exemptions and certain limitations on itemized deductions, the federal income tax consequences to a particular taxpayer of receiving additional amounts of ordinary income or capital gain may be greater than would be indicated by application of the foregoing tax rates to the additional amount of income or gain.

         Other Compensation Plans. The Corporation maintains a retirement plan (the "401(k) Plan") intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. The 401(k) Plan is a defined contribution plan that covers all full-time employees of the Corporation of at least 21 years of age, employed by the Corporation for at least one year. Employees may contribute up to 10% of their annual wages (subject to an annual limit prescribed by the Code) as pretax, salary deferral contributions. The Corporation may, in its discretion, match employee contributions up to a maximum of 15% of annual wages.

         Benefits. Benefits offered to key executives are largely those that are offered to the general employee population, such as group health and life insurance coverage and participation in the Corporation's 401(k) Plan.

Mr. Bailey's Compensation.

         Mr. Bailey is paid an annual salary of $150,000 per year pursuant to the terms of his employment agreement. See "Employment Agreements."

         Submitted by the Members of the Compensation Committee:

                          Donald T. Benson
                          Todd A. Milano
                          Charlotte Beason

EMPLOYMENT AGREEMENTS

         Mr. Bailey and the College entered into an Employment Agreement in July 1996, which provides that Mr. Bailey will serve as President and Chief Executive Officer of the College. For his services, Mr. Bailey is entitled to receive an annual salary of $150,000. According to the terms of the Employment Agreement, Mr. Bailey's salary for successive years may be increased at the discretion of the College's Board of Trustees. The College does not currently contemplate payment of bonuses to Mr. Bailey. Future bonuses, if any, paid to Mr. Bailey will be awarded pursuant to guidelines approved by the Compensation Committee of the Corporation's Board of Directors and will be at levels commensurate with any bonuses paid to other executive officers. The agreement contains a covenant restricting Mr. Bailey from competing with the College for three years after the termination of employment.

         The College also entered into an employment agreement with Mr. Harry
T. Wilkins, Chief Financial Officer of the Corporation, in July 1996. The employment agreement contains a covenant restricting Mr. Wilkins from competing with the College for three years after the termination of his employment.


CERTAIN TRANSACTIONS WITH MANAGEMENT

Lease of Campus Facilities

The Corporation has long-term noncancelable operating leases for eight of its various campus locations. The rents on these leases are subject to an annual increase based on a stipulated price index. Of the eight campus locations, five of the campuses, including the Washington, D.C. campuses and three of the Virginia campuses, were leased from corporations which are wholly-owned by Mr. Bailey, the Corporation's President and majority stockholder. Rent paid to Mr. Bailey under these five operating leases for the years ended December 31, 1994, 1995 and 1996 was $1,339,000, $1,896,000 and $2,279,000, respectively. Future minimum rental commitments for all of the Corporation's eight leases and the five campuses leased from Mr. Bailey as of December 31, 1996 was as follows (in thousands):

                                             AMOUNT PAYABLE TO AN
                           TOTAL LEASE     AFFILIATE OF MR. BAILEY
                           COMMITMENTS        INCLUDED IN TOTAL
                        ---------------- ---------------------------


 1997...........            $  3,153                $ 2,126
 1998...........               3,024                  2,126

 1999...........               2,758                  2,126

 2000...........               2,750                  2,126
 2001...........               2,648                  2,126

 2002...........               2,381                  2,126
 Thereafter                    7,894                  7,264
                            --------               --------

                           $  24,608               $ 20,020
                           =========             ==========

         Each of the leases with Mr. Bailey has a 10-year term expiring in May 2006. The Corporation has the option under each lease to purchase at any time during the term of the lease the related campus facility at its discretion at the fair market value of such facility as determined by independent appraisers.

         The Corporation may lease additional campus facilities from entities owned or controlled by Mr. Bailey. Any such leases will have market terms as determined by an independent appraiser and be subject to the approval by a majority of independent directors.

Transactions with PRK Investments, Inc.

         The College retained PRK Investments, Inc. ("PRK") to provide it with a variety of services, including services related to computer equipment purchasing and the College's compliance with the HEA and Department of Education regulations applicable to Title IV Programs. Two-thirds of the PRK common stock is owned by children of Ron K. Bailey, President and a director of the Corporation. The College paid PRK approximately $257,000 for computer equipment purchasing and related services in 1996. In addition, pursuant to a contract with PRK, the College made monthly payments of $20,000 to PRK for Title IV services from January 1, 1996 through May 15, 1996. Beginning May 16, 1996, the computer equipment purchasing and related services performed by PRK for the College, as well as the services related to Title IV Programs, are performed by employees of the Corporation. The College provided PRK office space on a rent-free basis in 1996 through May 15, 1996.

Transactions with Career Training Institute, Inc.

         College faculty and other employees have received computer-related instruction and training in other occupational skills from Career Training Institute, Inc. ("CTI"). Prior to December 31, 1996, eighty percent of the CTI common stock was owned by children of Ron K. Bailey, President and a director of the Corporation. The College paid CTI approximately $199,000 for its services in 1996. Management believes that CTI provided such services to the College on terms at least as favorable to the College as the College could obtain from unaffiliated parties. The Corporation believes that the instruction provided by CTI is not competitive with the current programs of the College.

Reorganization Transactions

         On July 30, 1996, the Corporation completed an initial public offering of its common stock. The Corporation sold 3,450,000 shares in the offering at a price of $10 per share. Net proceeds to the Corporation were $31,313,000. Prior to the closing of the offering, the Corporation exchanged 5,999,000 shares of its common stock for 100% of the outstanding common stock of the College, which was held jointly by Mr. and Mrs. Ron K. Bailey. Approximately $19,838,000 of the net proceeds of the offering were paid to the Baileys as a distribution of earnings on which they had previously paid income taxes during the period the College was an S Corporation.

         Contemporaneously with the closing of the initial public offering, the Corporation acquired ELP at a purchase price of $1,060,000, ELP's net book value. ELP was wholly owned by Mr. Ron K. Bailey, the Corporation's President and a director of the Corporation.

                                  PROPOSAL II
                 AMEND THE COMPANY'S ARTICLES OF INCORPORATION

         The Board of Directors of the Corporation has approved, declares it advisable and in the best interests of the Corporation and its stockholders, and recommends that Article Fifth of the Corporation's Articles of Incorporation be amended to increase the authorized shares of Common Stock from 20,000,000 to 50,000,000. The text of the Amendment is as follows:

                      FIFTH: The total number of shares of stock
                of all classes the Corporation shall have authority to issue is Fifty-Five Million (55,000,000) shares, having an aggregate par value of Five Hundred and Fifty Thousand Dollars ($550,000) of which Fifty Million (50,000,000)
                shares, par value of $.01 per share, amounting in aggregate par value of Five Hundred Thousand Dollars ($500,000), shall be Common Stock, and Five Million (5,000,000) shares, par value $.01 per share, amounting in aggregate par value of Fifty Thousand Dollars ($50,000), shall be Preferred Stock.

         As of March 18, 1997, there were 9,450,000 shares of Common Stock outstanding. In addition, as of March 18, 1997, options to purchase 646,674 shares were outstanding under the 1996 Stock Option Plan. Thus, at March 18, 1997, the Corporation had outstanding or reserved for issuance 10,096,674 shares of Common Stock.

         The authorization of an additional 30,000,000 shares of Common Stock would give the Board the express authority, without further action of the Corporation's stockholders, to issue such shares of Common Stock from time to time as the Board deems necessary or advisable. The Board believes that having the additional shares authorized and available for issuance will allow the Corporation to have greater flexibility in considering potential future actions involving the issuance of stock which may be desirable or necessary to accommodate the Corporation's business plan, including capital raising transactions. In addition, the Board believes it is necessary to have the ability to issue such additional shares for general corporate purposes. Such general corporate uses of the additional authorized shares of Common Stock may include acquisition transactions, stock dividends, splits or distributions, and distributions in connection with future issuance of Preferred Stock of the Corporation, stock options or warrants. In any case, the additional shares of Common Stock would be available for issuance by the Board without future action by the stockholders, unless such action were specifically required by applicable law or rules of any stock exchange on which the Corporation's securities may be traded.

         Although the proposed increase in the authorized capital stock of the Corporation could be construed as having anti-takeover effects, neither the Board nor management of the Corporation views this proposal in that perspective. Nevertheless, the Corporation could use the additional shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Corporation by, for example, privately placing shares to purchasers who might side with the Board in opposing a hostile takeover bid. The Corporation is not aware of any such hostile takeover bid at this time. Such uses of the Common Stock could render more difficult or discourage an attempt to acquire control of the Corporation, if such transactions were opposed by the Board. Further, an issuance of additional shares by the Corporation could have the effect on the potential realizable value of a stockholder's investment in the Corporation. In the absence of a proportionate increase in the Corporation's earnings and book value, an increase in the aggregate number of outstanding shares of Common Stock would dilute the earnings per share and book value per share of all outstanding shares of the Corporation's Common Stock. The foregoing factors, if reflected in the price per share of Common Stock, could adversely affect the realizable value of a stockholder's investment in the Corporation.

         The affirmative vote of a majority of all shares of the Corporation's Common Stock outstanding on the Record Date is required for approval of the Amendment.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE CORPORATION'S AMENDED AND RESTATED ARTICLES OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 20,000,000 SHARES TO 50,000,000 SHARES.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The accounting firm of Coopers & Lybrand L.L.P. has acted as the Corporation's independent public accountants for the fiscal year ended December 31, 1996. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the stockholders' meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

         All stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Corporation no later than December 30, 1997 and must otherwise comply with rules of the Securities and Exchange Commission for inclusion in the Corporation's proxy statement and form of proxy relating to the meeting.

                                 OTHER MATTERS

         The Corporation knows of no other matters to be presented for action at the Annual Meeting other than those mentioned above. However, if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy card will vote on such matters in accordance with their best judgment.

                                REVOCABLE PROXY

                            STRAYER EDUCATION, INC.

                  ANNUAL MEETING OF STOCKHOLDERS MAY  19, 1997

       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned stockholder hereby appoints Ron K. Bailey, Harry T. Wilkins and Glenda S. Hardison, or any of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote and act for the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on Monday, May 19, 1997 at 10:00 a.m. (Eastern time) at the Hyatt Regency Crystal City, 2799 Jefferson Davis Highway, in Arlington, Virginia, and at any adjournments thereof, in respect of all shares of the Common Stock of the Corporation which the undersigned may be entitled to vote, on the following matters:

         1.      ELECTION OF NINE DIRECTORS BY ALL STOCKHOLDERS: -- Nominees:
                 Ron K. Bailey, Stanley G. Elmore, Todd A. Milano, Dr. Jennie
                 D. Seaton, Roland Carey, Donald T. Benson, G. Thomas Waite, III, Dr. Donald Stoddard and Dr. Charlotte Beason

         [ ]     FOR

         [ ]     AGAINST

         [ ]     FOR ALL (except nominees written below)

                 --------------------------------------------------------------


         2. AMENDMENT OF CHARTER: Approval of an amendment to the Corporation's Amended and Restated Articles of Incorporation increasing the authorized number of shares of Common Stock from 20,000,000 to 50,000,000:

         [ ]     FOR

         [ ]     AGAINST

         [ ]     ABSTAIN

         3. The proxies are authorized to vote in their discretion on any other matters which may properly come before the Annual Meeting to the extent set forth in the proxy statement.

            (Continued and to be dated and signed on reverse side.)

                          (continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. HOWEVER, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSED AMENDMENT TO THE CORPORATION'S AMENDED AND RESTATED ARTICLES OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 20,000,000 TO 50,000,000, AND IN THE BEST DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS.

         The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and proxy statement dated April __, 1997, and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Corporation either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

         If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

[ ]   I PLAN TO ATTEND THE MAY 19, 1997 ANNUAL STOCKHOLDERS MEETING


Date:    _________________________ , 1997.



                                        ____________________________________

                                        Signature of Stockholder or Authorized
                                        Representative


                                        Please date and sign exactly as name
                                        appears hereon. Each executor,
                                        administrator, trustee, guardian,
                                        attorney-in-fact and other fiduciary
                                        should sign and indicate his or her
                                        full title.  In the case of stock
                                        ownership in the name of two or more
                                        persons, both persons should sign.



PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE CORPORATION TO ADDITIONAL EXPENSE.



                                      2